UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HOME BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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March 31, 2016

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Home Bancorp, Inc. The meeting will be held at the Petroleum Club of Lafayette located at 111 Heymann Boulevard, Lafayette, Louisiana, on Tuesday, May 10, 2016 at 9:00 a.m., Central Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

This year we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, while lowering the cost of delivery and reducing the environmental impact of providing our annual meeting materials. On or about March 31, 2016, we mailed to our shareholders a notice containing instructions on how to access this proxy statement as well as our 2015 Annual Report to shareholders and how to vote online. The notice contains instructions on how you can receive a paper copy of the proxy statement and 2015 Annual Report or elect to receive future proxy statements and annual reports over the internet, if you received them by mail this year.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to vote promptly. You may vote on the internet or by telephone. If you received a paper copy of our annual meeting materials, you may vote by mail. Voting in any of these ways will not prevent you from voting in person at the Annual Meeting, but will ensure that your vote is counted if you are unable to attend.

Your continued support of Home Bancorp, Inc. is sincerely appreciated.

Very truly yours,

John W. Bordelon
President and Chief Executive Officer

HOME BANCORP, INC. 503 Kaliste Saloom Road Lafayette, Louisiana 70508 (337) 237-1960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m., Central Daylight Time, Tuesday, May 10, 2016

PLACE	The Petroleum Club of Lafayette 111 Heymann Boulevard Lafayette, Louisiana

ITEMS OF BUSINESS

(1)    To elect two directors for a three-year term expiring in 2019 and until their successors are elected and qualified;

(2)    To ratify the appointment of Porter Keadle Moore, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

(3)    To transact such other business, as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE	Holders of Home Bancorp, Inc. common stock of record at the close of business on March 21, 2016 are entitled to vote at the meeting.

ANNUAL REPORT	Our 2015 Annual Report accompanies this Notice and proxy statement but is not a part of the proxy solicitation materials.

VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares over the internet or by telephone or, if you received a paper copy of our annual meeting materials, you may complete and return a proxy card by mail. Voting in any of these ways will not prevent you from attending or voting your shares at the annual meeting. However, we encourage you to vote by the internet or by telephone in order to reduce mailing and handling expenses. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

INTERNET AVAILABILITY OF PROXY MATERIALS	Our proxy materials for the Annual Meeting to be held on May 10, 2016 and our 2015 Annual Report to shareholders are available at www.investorvote.com/HBCP.

BY ORDER OF THE BOARD OF DIRECTORS Richard J. Bourgeois Corporate Secretary
March 31, 2016

Internet Availability of Proxy Materials

A U.S. Securities and Exchange Commission rule allows us to furnish proxy materials to shareholders over the internet.   As a result, beginning on or about March 31, 2016, we sent by mail a Notice of Internet Availability of Proxy Materials (“the Notice”), containing instructions on how to access our proxy materials, including our Proxy Statement and 2015 Annual Report, over the internet and how to vote.  Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of the annual meeting. However, if you received such a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials or send an email to investorvote@computershare.com with “Proxy Materials Home Bancorp, Inc.” in the subject line. Include in the message your full name and address, plus the control number located on the proxy notice, and state in the email that you want a paper copy of current meeting materials.

If you have received paper copies of the proxy materials and would prefer to receive only electronic copies of such materials, please contact our registrar and transfer agent, Computershare, at 800-368-5948, or write them at Computershare, Shareholder Services, 211 Quality Circle, Suite 210, College Station, TX 77845.

If you hold our stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions of each in order to vote all of your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR HOME BANCORP, INC.’S ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2016.

Our Proxy Statement for the 2016 Annual Meeting and our Annual Report to shareholders for the year ended December 31, 2015 are available at www.investorvote.com/HBCP.

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HOME BANCORP, INC.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to holders of common stock of Home Bancorp, Inc. (the “Company”), the holding company of Home Bank, N.A. (the “Bank”). We are soliciting proxies on behalf of our Board of Directors to be used at the Annual Meeting of Shareholders to be held at the Petroleum Club of Lafayette located at 111 Heymann Boulevard, Lafayette, Louisiana, on Tuesday, May 10, 2016 at 9:00 a.m., Central Daylight Time, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This proxy statement is first being made available or mailed to shareholders on or about March 31, 2016.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials via the internet. Internet delivery of our proxy materials allows us to provide our shareholders with the information they need timely, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our shareholders and beneficial owners as of the Record Date. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis by calling Computershare at 1-800-368-5948 or send an email to investorvote@computershare.com.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting via the internet. In addition, the Notice provides how you can instruct us to send future proxy materials to you electronically by e-mail. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the election of directors and ratification of our independent registered public accounting firm. In addition, management will report on the performance of Home Bancorp, Inc. and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record as of the close of business on the record date for the meeting, March 21, 2016, are entitled to vote at the meeting. On the record date, we had 7,256,671 shares of common stock issued and outstanding and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

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How do I submit my vote?

A portion of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially. You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name through our transfer agent.  If your shares are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by the Company through its transfer agent. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

If you are a shareholder of record, there are four ways that you can vote your shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

•	By internet. The website for voting is www.investorvote.com/HBCP. In order to vote via the internet, you need the control number on your notice or proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The internet voting system is available 24 hours a day, seven days a week, until 1:00 a.m. Central Time on Tuesday, May 10, 2016. Once you are logged on the internet voting system, you can record your voting instructions. If you use the internet voting system, you do not need to return your proxy card.

•	By telephone. If you are a registered holder, you may vote via telephone by calling 1-800-652-8683. The telephone voting system is available 24 hours a day, seven days a week, until 1:00 a.m. Central Time on Tuesday, May 10, 2016. In order to vote by telephone, you need the control number on your notice or proxy card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

•	By mail. If you received a paper copy of the proxy materials in the mail, you may vote your shares by signing and dating your proxy card and return it in the envelope provided. If you mail your proxy card, Computershare must receive it before by Monday, May 9, 2016.

•	In person. You may attend the Annual Meeting and provide your voting instructions to the Inspectors of Election. However, you can vote by any of the methods above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your shares are held through a broker or “street name”, then you are not the shareholder of record and you must ask your broker or other nominee how you can vote at the Annual Meeting.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee).  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or other nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote.

•	You may receive the proxy card or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions on the proxy card or voting instruction form provided by your bank, broker or other nominee in order to instruct your bank, broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the bank, broker or other nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

•	If you own shares in “street name” through a bank, broker or other nominee and do not instruct your bank, broker or nominee how to vote, your bank, broker or other nominee may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this Proxy Statement, the proposal to ratify the appointment of Porter Keadle Moore, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2016, is considered to be “routine.” The election of directors is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors included in this Proxy

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Statement. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a shareholder of record, you may vote by attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your voting instructions or proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.

If my shares are held in "street name" by my broker, could my broker automatically vote my shares for me?

Your broker may not vote on the election of directors if you do not furnish instructions for such proposal. You should use the voting instruction card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares will be considered "broker non-votes."

Broker non-votes are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or other nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to elect directors is not an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Your broker may vote in its discretion on the ratification of the appointment of our independent registered public accounting firm if you do not furnish instructions.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of votes that all shareholders are entitled to cast on a particular matter will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this proxy statement. In summary, the Board of Directors recommends that you vote FOR the nominees for director described herein and FOR ratification of Porter Keadle Moore, LLC as our independent registered public accounting firm for the year ending December 31, 2016.

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy. If a proxy is properly signed and returned, but no instructions are given, it will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

What vote is required to approve each item?

The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. The nominees for director receiving the most “for” votes will be elected. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of the proposal to ratify the appointment of Porter Keadle Moore, LLC for the year ending December 31, 2016. Abstentions and broker non-votes are considered in determining the presence of a quorum, but will not affect the vote required on the proposals to be considered at the Annual Meeting.

Where can I find directions to the Annual Meeting?

Directions to the Annual Meeting are available through our Investor Relations website at http://home24bank.investorroom.com.

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INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors (Proposal One)

Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The directors are elected by our shareholders for staggered terms and until their successors are elected and qualified. No director is related to any other director or executive officer by first cousin or closer.

At this Annual Meeting, you will be asked to elect two directors for a three-year term expiring in 2019. Shareholders of the Company are not permitted to use cumulative voting for the election of directors. Our Board of Directors, by unanimous action of all of its independent directors, nominated Messrs. Michael P. Maraist and Richard J. Bourgeois to a three-year term expiring in 2019. All of the Company’s current directors have served as directors of the Company since its organization in May 2008, and all of such directors also serve as directors of Home Bank, N.A., the Company’s wholly owned subsidiary.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

The following tables present information concerning the nominees for director and each director whose term continues, all of whom also serve as directors of Home Bank, N.A. Ages are reflected as of March 31, 2016. Where applicable, service as a director includes service as a director of Home Bank, N.A.

Nominees for Director for a Three-Year Term Expiring in 2019

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since
Michael P. Maraist	68	Chairman of the Board, loan, nominating and executive committees. Mr. Maraist served as Chairman of the Board, owner and Chief Financial Officer of Timco Services, Inc. until he sold the company in 2015. In addition to 10 years of prior banking experience, Mr. Maraist brings more than 30 years of entrepreneurial and business experience from his management efforts of successful oilfield tools and service companies in Louisiana and Texas. The board believes Mr. Maraist’s business and banking experience make him well qualified to serve as a director and Chairman.	2004

Richard J. Bourgeois	69

Director and Secretary. Physician and Surgeon, Lafayette, Louisiana.

As a practicing physician in Lafayette, Dr. Bourgeois has extensive contacts in the local business community. Dr. Bourgeois serves as Chairman of Lafayette Investment Group, as well as Chairman and Managing Member of Label B Real Estate Investments. He is the founder, majority owner and managing member of Lasershare, LLC, an innovative medical service providing surgical procedure capabilities to a wide spectrum of practitioners and affordable surgical care to the community. The Board believes that Dr. Bourgeois’ 41 year career practice as a physician and his business experience make him well qualified to serve as a director.

			1994

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Members of the Board of Directors Continuing in Office

Directors Whose Term Expires in 2017

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since
Paul J. Blanchet, III	61	Director and chairman of the audit committee. Partner in Broussard Poche’ LLP, a public accounting firm located in Lafayette, Louisiana. As a certified public accountant, Mr. Blanchet brings to the Board over 35 years of experience in accounting and finance as well as in advising small to mid-sized businesses operating in south Louisiana. The Board believes Mr. Blanchet’s career practice as an accountant and his experience providing audits of other banks and businesses makes him well qualified to serve as a director and financial expert of the board.	2002

Marc W. Judice	69

Director. President of Judice & Adley, PLC, a law firm located in Lafayette, Louisiana.

Mr. Judice has an Accounting Degree from the University of Louisiana at Lafayette, a Master’s in Business Administration from the University of Utah, a CPA (inactive), and a Juris Doctorate Degree from LSU Law School. In law school, Mr. Judice was selected to serve on the Robert Lee Tullis Moot Court Board. Mr. Judice served in the United States Air Force in the Auditor General Command as an internal auditor, and was awarded the USAF Meritorious Service Medal and the USAF Commendation Medal. Mr. Judice has more than 30 years of litigation experience, has been listed in Louisiana Super Lawyers 2007; listed in Louisiana Super Lawyers, Business Edition; listed in the Bar Register of Prominent Lawyers by Martindale-Hubbell receiving AV from 1994 to 2015, the highest peer review rating for Legal Ability and Ethical Standards. Mr. Judice previously served as the Chairman of the Board of Southwest Medical Center and University Medical Center and as a member of the Board of Women’s & Children’s Hospital. Mr. Judice has been listed in Who’s Who in American Law, Who’s Who in America; Who’s Who in Finance and Business; Litigation Counsel of America, a Trial Lawyer Honorary Society. Mr. Judice serves on the Foundation Board of the University of Louisiana at Lafayette; and the Ragin Cajun Athletic Foundation Executive Committee.

			1996

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Directors Whose Term Expires in 2018

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Director Since
John W. Bordelon	60	Director, President and Chief Executive Officer of the Company since its organization and of Home Bank since 1993. Previously served in various management and other positions since joining Home Bank in 1981. As President and Chief Executive Officer, Mr. Bordelon brings to the Board extensive knowledge of Home Bank’s operations gained from his more than 35 years of banking experience. The Board believes Mr. Bordelon’s career service in banking makes him well qualified to serve as a director.	1990

John A. Hendry	66

Director and chairman of the compensation committee. Pediatric Dentist in Lafayette, Louisiana.

Dr. Hendry has been designated a Fellow and was awarded diplomat status while holding the title of National Spokesperson for the American Academy of Pediatric Dentistry. He was honored as distinguished alumni of LSU School of Dentistry in 2015. He served as President of the Louisiana Academy of Pediatric Dentistry and was honored as “Professional of the Year” by the Louisiana Association of Retarded Citizens. He served on the Board of Directors of his alma mater, Spring Hill College. He has served on the board of 232-HELP, The Family Tree, The American Lung Association, The Lafayette Community Health Care Clinic and numerous others. The Board believes that Dr. Hendry’s business experience as a dentist and his community service make him well qualified to serve as a director.

			2000

Board Leadership Structure and the Board’s Role in Risk Oversight

Mr. John W. Bordelon serves as our President and Chief Executive Officer and Mr. Michael P. Maraist serves as Chairman of the Board. The Board of Directors has determined that separation of the offices of Chairman of the Board and President may enhance Board independence and oversight. Further, the separation of the Chairman of the Board permits the President and Chief Executive Officer to better focus on his responsibilities on managing the daily operations of the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman to lead the Board of Directors in its fundamental role of providing independent oversight, board governance and advice to management. The Chairman also serves as a liaison between the Board of Directors and executive management. Mr. Maraist is an independent director under the rules of the Nasdaq Stock Market.

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, compliance risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed. In this regard, the Chairman of the Board meets regularly with management to discuss strategy and various risks facing the Company.

Members of executive management regularly attend meetings of the Board of Directors and address any questions or concerns raised by the Board on risk management or other matters. The Board’s risk oversight function is carried out through, among other factors, its review and approval of various policies and procedures, such as the Bank’s lending and investment policies, ratification or approval of loans exceeding certain thresholds, and regular review of risk elements.

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Stock Ownership Guidelines

To further align management’s interests with those of shareholders, the Company expects directors and our President and Chief Executive Officer to establish and maintain a significant level of stock ownership. In 2015, the Company’s Board of Directors amended the stock ownership guidelines for non-employee directors and the President and Chief Executive Officer. Under such guidelines, non-employee directors are expected to own 6,000 shares of our common stock and our President and Chief Executive Officer is expected to own shares with a value of not less than four times his annual salary. All current non-employee directors and our President and Chief Executive Officer satisfy the stock ownership guidelines. In the future, new non-employee directors and any new President and Chief Executive Officer will be expected to satisfy the Company’s stock ownership guidelines within an eighteen month period.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee of the Board of Directors has reviewed the Company’s policies and practices applicable to employees, including the Company’s benefit plans, arrangements and agreements, and does not believe that they are reasonably likely to have a material adverse effect on the Company. The Committee does not believe the Company’s policies and practices encourage officers or employees to take unnecessary or excessive risks or behavior focused on short-term results rather than the creation of long-term value.

Executive Officers Who Are Not Directors

Jason P. Freyou. Age 51. Mr. Freyou joined the Company and the Bank on March 9, 2015 as Executive Vice President and Chief Operations Officer. Previously, Mr. Freyou served as Chief Investment Officer for JD Bank from July 2014 to March 2015, and as Chief Operations Officer of Teche Federal Bank from July 2008 to July 2014.

Darren E. Guidry. Age 53. Mr. Guidry has served as an Executive Vice President and Chief Credit Officer for the Bank since October 2013 and, prior thereto, as Chief Lending Officer for the Bank since 1993.

Scott A. Ridley. Age 53. Mr. Ridley has served as Executive Vice President and Chief Banking Officer for the Bank since October 2013. Previously, Mr. Ridley served as Group Executive of Louisiana Business Banking at Capital One Bank since 2007 and, prior thereto, as Senior Vice President of Business Banking Market Manager at Capital One Bank.

Joseph B. Zanco. Age 46. Mr. Zanco has served as Executive Vice President and Chief Financial Officer for the Bank and the Company since April 2008. Previously, Mr. Zanco served as Controller and Principal Accounting Officer at IberiaBank Corporation since May 2003 and, prior thereto, as Internal Audit Manager at IberiaBank.

In accordance with Home Bancorp’s Bylaws, our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

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Director Compensation

Directors of Home Bancorp are not compensated separately by Home Bancorp. The directors also serve as directors of Home Bank and are compensated by Home Bank for such service.

The Bank’s directors currently receive an annual retainer of $17,000 plus $600 per Board meeting attended and $400 per Committee meeting attended. The Chairman of the Board and Committee Chairs receive an additional $50 per meeting attended. Each director also received a Christmas gift of $389 in 2015.

The table below summarizes the total compensation paid to the Bank’s directors for the fiscal year ended December 31, 2015, except for Mr. Bordelon who is in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation(2)	Total

Michael P. Maraist	$39,500	$20,025	$-	$389	$59,914
Paul J. Blanchet, III	34,400	20,025	-	389	54,814
Richard J. Bourgeois	35,400	20,025	-	389	55,814
John A. Hendry	32,550	20,025	-	389	52,964
Marc W. Judice	33,600	20,025	-	389	54,014

(1)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718.

(2)	Christmas gift.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2015, the Board of Directors of Home Bancorp, met 11 times. No director of Home Bancorp attended fewer than 75% of the aggregate of the total number of Board meetings held during the period for which he has served as a director and the total number of meetings held by all committees of the Board on which he served. A majority of our directors are independent directors as defined in the Nasdaq listing standards. The Board of Directors has determined that Messrs. Blanchet, Bourgeois, Hendry, Judice and Maraist are independent directors. Members of the Board also serve on committees of Home Bank, N.A.

Membership on Certain Board Committees. The Board of Directors of Home Bancorp has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee (“Nominating Committee”). The following table sets forth the membership of such committees as of the date of this proxy statement.

Name	Audit Committee	Compensation Committee	Nominating Committee
Paul J. Blanchet, III	**	*	*
Richard J. Bourgeois			*
John A. Hendry	*	**	*
Marc W. Judice	*	*	*
Michael P. Maraist		*	**

**          Chairman.

Audit Committee. The Audit Committee reviews with management and our independent registered public accounting firm Home Bancorp’s internal control over financial reporting, reviews our annual financial statements, including the Form 10-K and monitors the Company’s adherence to generally accepted accounting principles. The Audit Committee is currently comprised of three directors, all of whom are independent directors as defined in the Nasdaq’s listing standards. Mr. Blanchet, a certified public accountant and partner in the accounting firm of Broussard Poche’ LLP, has been designated as our Audit Committee Financial Expert by the Board of Directors. The Audit Committee of Home Bancorp met 16 times in 2015. The committee’s charter is available on our website at www.home24bank.com under the Investor Relations heading.

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Compensation Committee. It is the responsibility of the Compensation Committee of Home Bancorp to set the compensation of Home Bancorp’s Chief Executive Officer and Chief Financial Officer as well as the other named executive officers. The Compensation Committee of Home Bancorp met three times in 2015. Each of the current members of the Compensation Committee is an independent director as defined in the Nasdaq listing standards. The committee’s charter is available on our website at www.home24bank.com under the Investor Relations heading.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board of Directors at Annual Meetings of shareholders, we expect that our directors will attend. All directors with the exception of Mr. Maraist attended our Annual Meeting of Shareholders held in May 2015.

Director Nominations

The Nominating Committee considers various criteria when selecting individuals for nomination including: ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the U.S. Securities and Exchange Commission (the “SEC”)), local or community ties, minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The Nominating Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors, such as industry or board expertise. The Nominating Committee will also consider candidates for director suggested by our management or shareholders. Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations, which are described under “Shareholder Proposals, Nominations and Communications with the Board of Directors” at page 31. Each of the current members of the Nominating Committee is an independent director as defined in the Nasdaq listing standards. A copy of the Nominating Committee’s charter is available on our website at www.home24bank.com under the Investor Relations heading.

Code of Conduct and Ethics

Home Bancorp maintains a comprehensive Code of Conduct and Ethics which requires that our directors, officers and employees avoid conflicts of interest; maintain the confidentiality of information relating to Home Bancorp and its customers; engage in transactions in the common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of Home Bancorp. Our Code of Conduct and Ethics specifically imposes standards of conduct on our Chief Executive Officer, Chief Financial Officer and other persons with financial reporting responsibilities who are identified in regulations issued by the SEC dealing with corporate codes of conduct.

Our directors, officers and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics. A copy of our Code of Conduct and Ethics is available on our website at www.home24bank.com under the Investor Relations heading. In accordance with the listing requirements of the Nasdaq Stock Market, we will disclose on the SEC’s Form 8-K, any waivers to this Code of Conduct and Ethics with respect to any of our directors or executive officers.

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MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. Our Compensation Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the Compensation Committee has sought to design a compensation plan that is structured to attract and retain qualified and experienced officers and, at the same time, is reasonable and competitive. Our compensation plan contains various elements including cash compensation, salary and bonuses, stock-based benefit plans and retirement benefits. The cash salary portion of the compensation package is in place to attract and remain competitive in rewarding the daily contributions of the executive. The annual incentive bonus is utilized to reward those contributions to the yearly success of the company. The stock based benefits are in place to reward the long term improvement in shareholder value created by the efforts of the executive and to retain such executive with the delayed payout of such benefits. The retirement benefits are in place to remain competitive in attracting and retaining strong leaders of the company. The Compensation Committee reviews the overall compensation of each named executive officer to determine the appropriateness of the level of overall compensation as well as the amount for each element of that compensation based upon the performance of the individual employee and the performance of the Company. The Company rewards its executives in each element and in total compensation based upon industry metrics gathered for the Compensation Committee from SNL Financial Services. The Committee generally intends to set compensation levels at the 50th percentile or higher (based upon the Company’s performance and the respective executive’s performance) as compared to peer groups in the compensation report. It is the intent of the Compensation Committee to target approximately 25% of the overall compensation in long term stock benefits of the executives to ensure the continuous viability of the Company and the improvement of shareholder value.

Role of Executive Officers and Management. The President and Chief Executive Officer provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. These recommendations are then considered by the Compensation Committee. The President and Chief Executive Officer generally attends Compensation Committee meetings, but is not present for any discussion of his own compensation.

The Role of Peer Companies and Benchmarking. As previously indicated, the Compensation Committee reviewed certain compensation data for the Company’s executive officers compared to compensation of a selected peer group. The Company provided the Compensation Committee with relevant competitive compensation information obtained from a selected peer group of 17 bank and thrift institutions utilizing SNL Financial. The primary criteria used in selecting the peer group included comparable asset size, capitalization, asset mix and location in the Southeast United States.

The peer group for 2015 consisted of the following institutions:

C1 Financial, Inc.	Guaranty Bancshares, Inc.
Capital City Bank Group, Inc.	Investar Holding Corp.
Charter Financial Corp.	MidSouth Bancorp, Inc.
Citizens Holding Company	Pulaski Financial Corp.
Farmers Capital Bank Corp.	Reliance Bancshares, Inc.
First Citizens Bancshares, Inc.	Southeastern Bank Financial Corp.
First Farmers and Merchants Corp.	Southern Missouri Bancorp, Inc.
First Guaranty Bancshares, Inc.	Veritex Holdings, Inc.
Franklin Financial Network, Inc.

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The peer group for 2015 retained seven bank and thrift institutions used in the 2014 peer group. The change in the 2015 peer group resulted from the Company’s asset growth and the acquisition of some former peers. The banks listed below were removed from our 2014 peer group:

Bank of Kentucky Financial Corp.	NASB Financial, Inc.
First Bancshares	OmniAmerican Bancorp, Inc.
First Financial Service Corporation	Porter Bancorp, Inc.
First Security Group, Inc.	Southwest Bancorp, Inc.
Green Bancorp, Inc.	Stock Yards Bancorp, Inc.
Hawthorn Bancshares, Inc.	United Security Bancshares, Inc.
HopFed Bancorp, Inc.	Wilson Bank Holding Company

The Company has no formal policy that requires the compensation of our named executive officers to be at any specific percentile position within the array of peer group compensation data. However, the Compensation Committee does consider the comparative data when reviewing the Company’s compensation practices in its efforts to ensure that our compensation practices are reasonable and competitive.

Elements of Executive Compensation. When setting the compensation of our executive officers, the Compensation Committee generally targets compensation to mirror short and long term performance of the Company. The compensation we provide to our executive officers and other employees primarily consists of the following:

•	annual base salary;

•	annual incentive bonuses which are discretionary and determined based upon reaching desired goals;

•	stock-based benefit plans, consisting of our ESOP, stock options and restricted stock;

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary. We provide named executive officers and other employees with a base salary to compensate them competitively for services rendered during the year. Base salary ranges for named executive officers are determined for each employee based on his or her position and responsibility, performance and compensation levels paid by our peers to executives in similar positions. The Compensation Committee targets base salaries at the market mid-point (50th percentile) and structures pay-for-performance incentives to the 50th percentile of market for total direct compensation. When performance goals are met and exceeded, the upper quartile of market (75th percentile) would be appropriate under our compensation policies and practices. Merit increases normally take effect in April of each year.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	the financial condition and results of operations of the Company;

•	individual performance of the executive;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	peer and market data; and

•	qualifications and experience of the officer.

Base salaries are reviewed annually and adjusted from time to time to align salaries with market levels after taking into account individual responsibilities, performance, experience and overall compensation. In 2015, the Compensation Committee increased the base salary of Mr. Zanco by 9% in April. Messrs. Bordelon, Guidry and

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Ridley’s base salaries were not adjusted in 2015. Given his hiring during the first quarter of 2015, Mr. Freyou’s base salary was not adjusted during the year.

Incentive Bonuses. In addition to base salary, we have established incentive plans for many executives of the Company. The amount of these cash bonuses typically has a stated target based upon reaching desired goals and a predetermined range above and below the target for fluctuations in employee and company performance. The Compensation Committee has determined that such bonuses provide incentive for short term goals and are appropriate in light of bonuses paid to officers with the same position at comparable institutions, as reported in publicly available proxy statements. The Compensation Committee has developed specific individual or company performance targets as a measure to determine bonus amounts for each participant. All cash bonuses of the executive officers and all bonus plan designs are evaluated and approved by the Compensation Committee and are ratified by the Board of Directors. In its evaluation, the Compensation Committee seeks to ensure that bonus plans align with the Company’s goals, and risks associated with the plans are effectively mitigated. The compensation plan is designed to compensate the executive via incentive compensation for attaining pre-determined strategic goals of the Compensation Committee during a given year. These goals include, but are not limited to, Return on Average Assets, Return on Equity, Efficiency Ratio, Earnings Per Share growth, Loan Growth, Core Deposit Growth, and Other Strategic Objectives. Attainment of these goals provides the Company with the framework to become a high performing company. For 2015, the bonuses to Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco were $137,903, $59,257, $46,858, $65,720 and $61,706, respectively, and were determined based upon consideration of the matrix shown below.

Name	Components	Weight	Threshold	Target	Maximum
John W. Bordelon	Return on average assets	50%	0.82%	0.96%	1.10%
	Strategic objectives	20%	0	5	10
	Efficiency ratio	20%	76.92%	66.89%	56.86%
	Core deposit growth	10%	$42.5 million	$50.0 million	$57.5 million
	Bonus as a percentage of base salary		-	30%	50%

Jason P. Freyou	Return on average assets	30%	0.82%	0.96%	1.10%
	Strategic Objectives	25%	0	5	10
	Operations Management	25%	2	2.40	2.75
	Efficiency ratio	20%	76.92%	66.89%	56.86%
	Bonus as a percentage of base salary		-	25%	40%

Darren E. Guidry	Return on average assets	40%	0.82%	0.96%	1.10%
	Efficiency ratio	20%	76.92%	66.89%	56.86%
	Mortgage loan profitability	15%	0.85%	1.00%	1.15%
	Special assets management	15%	0	5	10
	Strategic objectives	10%	0	5	10
	Bonus as a percentage of base salary		-	25%	40%

Scott A. Ridley	Return on average assets	30%	0.82%	0.96%	1.10%
	Efficiency ratio	20%	76.92%	66.89%	56.86%
	Core deposit growth	20%	$42.5 million	$50.0 million	$57.5 million
	Loan portfolio growth	20%	$42.5 million	$50.0 million	$57.5 million
	Fee Income	10%	0	5	10
	Bonus as a percentage of base salary		-	25%	40%

Joseph B. Zanco	Return on average assets	40%	0.82%	0.96%	1.10%
	Efficiency ratio	25%	76.92%	66.89%	56.86%
	Strategic Objectives	20%	0	5	10
	Core deposit growth	15%	$42.5 million	$50.0 million	$57.5 million
	Bonus as a percentage of base salary		-	25%	40%

Bonus payments are also subject to the Company’s satisfaction of the Office of the Comptroller of the Currency Safety and Soundness Examination, Compliance Examination and a satisfactory external audit report based upon regulatory audit standards as well as consideration of subjective individual performance evaluations.

Equity Compensation. The Compensation Plan is designed to maintain a portion of the compensation paid to executives of the Company in long term compensation as a means of rewarding strong performance over numerous years for retention of the named executives and to act as a retention incentive. Our named executive officer Mr. Freyou received awards from the Compensation Committee under the

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2009 Recognition and Retention Plan and 2009 Stock Option Plan in March 2015. Our other named executive officers, Messrs. Bordelon, Guidry, Ridley and Zanco, received awards from the Compensation Committee under the 2014 Equity Incentive Plan (the “2014 Plan”) in May 2015, which is vesting at a rate of 20% per year over five years. The Compensation Committee believes that the five year vesting of stock options and restricted stock units will focus senior management on long term performance and stock appreciation. All grants of options were made with exercise prices equal to the market value of our common stock on the date of grant and become vested over five years at the rate of 20% on each anniversary of the date of grant. Through our employee stock ownership plan, as well as our 401(k) plan, we provide all of our employees, including our named executive officers, with tax-qualified retirement benefits. The employee stock ownership plan is allocated as a percentage of each employee’s salary to total salaries of the Company. The Company matches each employee’s contribution to the 401(k) plan 100% up to 4% of base salary of the employee.

Other Elements of Executive Compensation. In addition to direct cash compensation and awards under our equity compensations plans, we provide our named executive officers with certain compensation and benefits as described below.

•	Employment Agreements. In June 2009, Home Bank entered into employment agreements with Messrs. Bordelon, Guidry and Zanco. The Bank entered into an employment agreement with Mr. Ridley in January 2014 and Mr. Freyou in March 2015. In addition, Home Bancorp entered into an employment agreement with Mr. Bordelon in June 2009. For additional information, see “Employment Agreements.”

•	Retirement and Other Benefits. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through the Home Bank Profit Sharing 401(k) Plan (the “401(k) Plan”). All employees who meet the age and service requirements participate in the 401(k) Plan on a non-discriminatory basis. We provide a 401(k) match to employee contributions, up to specified amounts.

•	The Company has an employee stock ownership plan (“ESOP”), a tax-qualified plan which purchased 8.0% of the stock in the Company's initial public stock offering. This plan provides all of our employees who meet the age and service requirements with a stake in the performance of our common stock. The ESOP is an equity based plan available to all employees who meet the minimum age and service requirements. The plan will distribute the stock over a twenty year period from inception in October 2008.

•	We also offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance, life insurance and long term disability. We provide individual and family coverage to employees, with the employee being responsible for a fixed premium, under our self-funded plan. We also provide all of our employees with life and long term disability insurance at no cost to the employee. Our President and Chief Executive Officer is provided an automobile and is charged for personal mileage on his form W-2. We pay club dues for the Chief Executive Officer, Chief Operations Officer and Chief Credit Officer. The Chief Executive Officer has three club memberships for meetings with customers. The Chief Credit Officer has two club memberships for meetings with customers. The Chief Operations Officer has one club membership for meetings. The Compensation Committee believes such benefits are appropriate and assist such officers in fulfilling their employment obligations.

Clawback Policy

In 2011, the Company’s Board of Directors instituted a “clawback” policy with respect to incentive compensation. The clawback policy mitigates the risks associated with the Company’s compensation policies, because certain executive employees will be required to repay compensation in the circumstances identified in the policy. The clawback policy provides that our Board of Directors will seek recoupment of incentive based compensation paid or granted to our named executive officers in the event of a material restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under Federal securities laws. If the Company is required to make an accounting restatement, the policy requires the Board to seek to recover amounts of incentive compensation erroneously paid (that is, the excess of what amounts would have been paid to the executive under the restated financial statements) to the named executive officers during the three years preceding such restatement. The Board of Directors will reevaluate and, if necessary, revise the Company’s clawback policy to

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comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the clawback requirements have been finalized by the SEC.

Additional Components of Executive Compensation.

In August 2007, we entered into a salary continuation plan with our President and Chief Executive Officer which will provide supplemental retirement benefits equal to $180,000 per year for 10 years upon retirement at the age of 62 or upon death, disability or termination in connection with or following a change in control. The salary and continuation plan was deemed appropriate by the Compensation Committee in light of Mr. Bordelon’s years of service as an executive officer and as an incentive to retain his services until retirement. We also entered into a salary continuation plan with our Chief Credit Officer, which will provide supplemental retirement benefits equal to $75,000 per year for 10 years upon his retirement at age 65. The salary continuation plan entered into with Mr. Guidry was deemed appropriate as an incentive to maintain his continued services until retirement. The Compensation Committee may consider additional plans of this type for any other executive officers of the Company. These salary continuation plans are described in more detail on page 19 under “Salary Continuation Agreements”.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Chief Executive Officer, Chief Financial Officer, and other executive officers (who we refer to as the “named executive officers”) for the fiscal years ended December 31, 2015, 2014 and 2013. All cash compensation has been paid by Home Bank. The Company has not paid separate cash compensation to our executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
John W. Bordelon	2015	$350,000	$137,903	$73,425	$9,437	$71,395	$77,396	$719,556
President and	2014	245,060	95,940	—	—	67,247	67,856	476,103
Chief Executive Officer	2013	235,520	74,077	—	—	63,341	67,312	440,250

Jason P. Freyou(4) Executive Vice President and Chief Operations Officer	2015	$141,907	59,257	16,928	6,142	—	12,124	236,358

Darren E. Guidry	2015	156,151	46,858	24,475	6,606	16,350	37,482	287,922
Executive Vice	2014	155,014	35,076	—	—	15,401	34,527	240,018
President and Chief Credit Officer	2013	151,603	34,704	—	—	14,506	37,818	238,631

Scott A. Ridley	2015	225,000	65,720	22,250	8,965	—	30,138	352,073
Executive Vice	2014	225,000	56,370	—	—	—	12,212	293,582
President and Chief Banking Officer	2013	56,250	70,000	140,320	29,587	—	1,153	297,310

Joseph B. Zanco	2015	178,403	61,706	35,600	8,494	—	33,143	317,346
Executive Vice	2014	166,391	53,937	—	—	—	29,380	249,708
President and Chief Financial Officer	2013	161,544	46,284	—	—	—	32,199	240,027

(1)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718.

(Footnotes continued on next page)

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(2)	Reflects the increase in the actuarial present values of the salary continuation plans for Messrs. Bordelon and Guidry.

(3)	For 2015, includes employer contributions under the Home Bank 401(k) Profit Sharing Plan in the amount of $10,400, $7,936, $8,383, $4,125 and $8,507 for Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco, contributions to the Company’s ESOP in the amount of $20,040, none, $15,990, $16,776 and $17,039 to the accounts of Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco, respectively, as well as payments for unused vacation and life insurance premiums; includes automobile expense for Mr. Bordelon; also includes for Messrs. Bordelon, Freyou and Guidry, club dues and for Mr. Bordelon, director’s fees of $24,800, director’s Christmas gift of $389 and the payment of premiums for long term disability insurance.

(4)	Mr. Freyou joined the Bank in March 2015.

Equity Compensation Plans

Grants of Plan-Based Awards.

The following table provides information with respect to equity awards granted to the named executive officers during 2015 under our 2009 Recognition and Retention Plan, 2009 Stock Option Plan and 2014 Equity Incentive Plan (collectively “Equity Plans”).

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)

Jason P. Freyou	03/12/2015	800	—	N/A	$16,928
	03/12/2015	—	800	$21.16	6,142
John W. Bordelon	05/12/2015	3,300	—	N/A	$73,425
	05/12/2015	—	2,000	$22.25	9,437
Darren E. Guidry	05/12/2015	1,100	—	N/A	$24,475
	05/12/2015	—	1,400	$22.25	6,606
Scott A. Ridley	05/12/2015	1,000	—	N/A	$22,250
	05/12/2015	—	1,900	$22.25	8,965
Joseph B. Zanco	05/12/2015	1,600	—	N/A	$35,600
	05/12/2015	—	1,800	$22.25	8,494

(1)	Reflects shares of restricted stock granted pursuant to the Company's equity plans which become vested at the rate of 20% per year commencing on the anniversary of the grant date.

(2)	Reflects stock options granted pursuant to the Company's equity plans which become vested at the rate of 20% per year commencing on the anniversary of the grant date.

(3)	Based on the fair market value of a share of Company common stock on the date of grant.

(4)	The fair value of the restricted stock and stock options granted is computed in accordance with FASB ASC Topic 718.

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Outstanding Equity Awards at Fiscal Year-End. The table below sets forth outstanding equity awards at December 31, 2015 to our named executive officers under the Equity Plans.

	Option Awards					Stock Awards
	Grant	Number of Securities Underlying Unexercised Options(1)		Exercise	Option Expiration	Grant	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not
Name	Date	Unexercisable	Exercisable	Price	Date	Date	Vested	Vested(2)
John W. Bordelon	5/12/2009	—	159,500	$11.45	5/12/2019		—	$—
John W. Bordelon	5/12/2015	2,000	—	22.25	5/12/2025	5/12/2015	3,300	85,734
Jason P. Freyou	3/12/2015	800	—	21.16	3/12/2025	3/12/2015	800	20,784
Darren E. Guidry	5/12/2009	—	50,000	11.45	5/12/2019		—	—
Darren E. Guidry	5/12/2015	1,400	—	22.25	5/12/2025	5/12/2015	1,100	28,578
Scott A. Ridley	10/12/2013	4,800	3,200	17.54	10/12/2023	10/12/2013	4,800	124,704
Scott A. Ridley	5/12/2015	1,900	—	22.25	5/12/2025	5/12/2015	1,000	25,980
Joseph B. Zanco	5/12/2009	—	50,000	11.45	5/12/2019		—	—
Joseph B. Zanco	5/12/2015	1,800	—	22.25	5/12/2025	5/12/2015	1,600	41,568

(1)	Options vest at a rate of 20% per year commencing on the first anniversary of the date of grant.

(2)	Market value is calculated based on the closing price of $25.98 on December 31, 2015.

Option Exercises and Stock Vested. The following table reflects the amount realized by each named executive officer as a result of the exercise of stock options and vesting of stock awards in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
John W. Bordelon	-	$-	-	$-
Jason P. Freyou	-	-	-	-
Darren E. Guidry	-	-	-	-
Scott A. Ridley	-	-	1,600	42,160
Joseph B. Zanco	-	-	-	-

(1)	Market value is calculated based on the closing price of $26.35 on October 12, 2015.

Benefit Plans

Salary Continuation Agreements. Effective August 1, 2007, the Bank entered into a salary continuation agreement with its President and Chief Executive Officer, John W. Bordelon. The agreement provides that Mr. Bordelon will receive an annual retirement benefit for a period of 10 years, with the annual benefit equal to $180,000 if he retires at age 62 and increasing each additional year he remains employed until the annual benefit reaches $214,000 if he retires after age 65. The retirement benefits vest over a period of 10 years, with 50% of the benefit vesting in 2007. In the event of early retirement, the Bank will pay Mr. Bordelon his vested benefits in 120 equal monthly installments upon his attaining age 62. If Mr. Bordelon dies while still employed, the Bank will pay Mr. Bordelon’s beneficiary an annual benefit of $360,000 each year for five years, payable in monthly installments.

If Mr. Bordelon has a separation from service within 24 months following a change in control but prior to reaching age 62, the Bank shall pay him $180,000 per year in 120 equal monthly installments, beginning the earlier of 24 months after separation from service or age 62. If the separation from service occurs more than 24 months following a change in control, the annual benefit shall be distributed beginning at age 62.

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A nonqualified salary continuation agreement was also entered into with Darren E. Guidry, effective August 1, 2007. Mr. Guidry’s agreement provides for a retirement benefit of $75,000 per year if he remains employed until age 65, payable in equal monthly installments for a period of ten years. His retirement benefits vest over a period of 12 years, commencing August 1, 2008. In the event of early retirement, the Bank will pay Mr. Guidry his vested benefits in 120 equal monthly installments upon his attaining age 65. If Mr. Guidry dies while still employed, the Bank will pay his beneficiary an annual benefit of $75,000 each year for 10 years, payable in monthly installments. If Mr. Guidry has a separation from service within 24 months following a change in control but prior to reaching age 65, the Bank shall pay him the vested portion of his annual benefit in a lump sum on the first day of the month following the separation from service. In each case, benefits are subject to a six-month delay to the extent required by the Internal Revenue Code.

The table below shows the present value of accumulated benefits payable to Messrs. Bordelon and Guidry under the salary continuation agreements. The salary continuation agreements do not include any provision regarding years of credited service.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
John W. Bordelon	Salary Continuation Plan	n/a	$1,228,946	$-
Darren E. Guidry	Salary Continuation Plan	n/a	$281,445	$-

(1)	Reflects the actuarial present value as of December 31, 2015, assuming normal retirement age (62 for Mr. Bordelon and 65 for Mr. Guidry). A discount rate of 6% was assumed in calculating the present value.

Employment Agreements

In May 2015, the Company extended the terms of its existing employment agreement with John W. Bordelon, and the Bank extended the terms of its existing employment agreements with Mr. Bordelon and Jason P. Freyou, Darren E. Guidry, Scott A. Ridley, and Joseph B. Zanco. The employment agreements with Mr. Bordelon have a term expiring on June 22, 2018, and the terms of the employment agreements with the other executive officers have a term expiring on June 22, 2017. At least annually, the Board of Directors of the Company and Home Bank will consider whether to renew and extend the term of the agreements. Any such renewals or extensions of the agreements will be reflected in an amendment or supplement to such agreement.

The employment agreements between the Bank and the named executive officers are terminable with or without cause by the Bank. The employment agreements provide that in the event of a termination of employment by the Bank other than due to cause, disability, death, retirement or in connection with a change in control of the Company or the Bank or in the event of a voluntary termination by the officer for “good reason” (which includes a change in the officer’s position, salary or duties without his consent), each officer would be entitled to (1) an amount of cash severance which is equal to one times (three times in the case of Mr. Bordelon) the amount of his base salary as of the date of termination and (2) continued participation in certain employee benefit plans of Home Bank, including medical and dental plans, until the earlier of 12 months (36 months in the case of Mr. Bordelon) or the date the executive receives substantially similar benefits from full-time employment with another employer. In the event of termination of employment concurrently with or following a change in control of the Company or the Bank, including a voluntary termination by the officer for good reason, as defined, each officer would be entitled to (1) an amount of cash severance which is equal to two times (three times in the case of Mr. Bordelon) the sum of his base salary as of the date of termination plus his prior year’s bonus and (2) continued participation in certain employee benefit plans, including medical and dental plans, until the earlier of 24 months (36 months in the case of Mr. Bordelon) or the date the officer receives substantially similar benefits from another employer upon his full-time employment. In the event an officer’s employment is terminated due to cause, death, disability or retirement, he will have no rights under the employment agreements to any compensation or benefits following the date of termination. The employment agreements with the Bank provide that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Bank for federal income tax purposes.

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In addition to the employment agreement between the Bank and Mr. Bordelon, the Company has also entered into an employment agreement with Mr. Bordelon which is on terms substantially similar to his agreement with the Bank, except as described below. With respect to any change in control, as defined, occurring after June 22, 2014, if any payments to be made under Mr. Bordelon’s employment agreement with the Company would be deemed to constitute “parachute payments”, the payments and benefits to be received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Company for federal income tax purposes. If the parachute payments are not more than 105% of the amount equal to three times the executive’s base amount, the severance benefits payable by the Company will be reduced so they do not constitute “parachute payments” under Section 280G of the Code. Under the employment agreements, Mr. Bordelon’s compensation, benefits and expenses will be paid by the Company and the Bank in the same proportion as the time and services actually expended by Mr. Bordelon on behalf of each company.

Potential Payments upon Termination of Employment or a Change in Control

The following table describes the potential payments to John W. Bordelon, President and Chief Executive Officer, upon an assumed termination of employment or a change in control as of December 31, 2015.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement

Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$1,050,000	$1,337,821	$—	$—
ESOP allocations (c)	—	—	—	223,527	—	—
Medical benefits (d)	—	—	24,315	24,315	—	—
Other welfare benefits (e)	—	—	18,423	18,423	—	—
Additional salary continuation agreement benefits (f)	—	—	—	147,294	147,294	—
§280G tax cutback (g)	—	—	—	—	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	7,460	7,460	—
Unvested restricted stock awards (j)	—	—	—	85,734	85,734	—

Total payments and benefits (k)	$—	$—	$1,092,738	$1,844,574	$240,488	$—

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The following table describes the potential payments to Jason P. Freyou, Executive Vice President and Chief Operations Officer, upon an assumed termination of employment or a change in control as of December 31, 2015.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement

Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$175,000	$350,000	$—	$—
ESOP allocations (c)	—	—	—	—	—	—
Medical benefits (d)	—	—	7,346	15,426	—	—
Other welfare benefits (e)	—	—	1,700	3,570	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	3,856	3,856	—
Unvested restricted stock awards (j)	—	—	—	20,784	20,784	—

Total payments and benefits (k)	$—	$—	$184,046	$393,636	$24,640	$—

The following table describes the potential payments to Darren E. Guidry, Executive Vice President and Chief Credit Officer, upon an assumed termination of employment or a change in control as of December 31, 2015.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement

Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$156,151	$382,455	$—	$—
ESOP allocations (c)	—	—	—	171,651	—	—
Medical benefits (d)	—	—	7,346	15,426	—	—
Other welfare benefits (e)	—	—	1,560	3,255	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	5,222	5,222	—
Unvested restricted stock awards (j)	—	—	—	28,578	28,578	—

Total payments and benefits (k)	$—	$—	$165,057	$606,587	$33,800	$—

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The following table describes the potential payments to Scott A. Ridley, Executive Vice President and Chief Banking Officer, upon an assumed termination of employment or a change in control as of December 31, 2015.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement

Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$225,000	$562,739	$—	$—
ESOP allocations (c)	—	—	—	28,192	—	—
Medical benefits (d)	—	—	7,346	15,246	—	—
Other welfare benefits (e)	—	—	1,840	3,864	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	47,599	47,599	—
Unvested restricted stock awards (j)	—	—	—	150,684	150,684	—

Total payments and benefits (k)	$—	$—	$234,186	$808,324	$198,283	$—

The following table describes the potential payments to Joseph B. Zanco, Executive Vice President and Chief Financial Officer, upon an assumed termination of employment or a change in control as of December 31, 2015.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement

Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$182,000	$471,875	$—	$—
ESOP allocations (c)	—	—	—	164,188	—	—
Medical benefits (d)	—	—	7,346	15,426	—	—
Other welfare benefits (e)	—	—	1,739	3,652	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	6,714	6,714	—
Unvested restricted stock awards (j)	—	—	—	41,568	41,568	—

Total payments and benefits (k)	$—	$—	$191,085	$703,423	$48,282	$—

(a)	These severance payments and benefits are payable if the executive’s employment is terminated prior to a change in control either (i) by the Bank or the Company for any reason other than cause, disability, retirement or death or (ii) by the executive if the Bank or the Company takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if the executive’s

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employment is terminated for the reasons set forth above during the term of his employment agreement following a change in control.

(b)	The amounts shown in the involuntary termination column represent a lump sum payment equal to three times Mr. Bordelon’s (one times for Messrs. Freyou, Guidry, Ridley and Zanco) base salary as of the date of termination. The amounts shown in the change in control column represent a lump sum payment equal to the sum of the executive’s base salary as of the date of termination and the cash bonus earned by the executive for the calendar year preceding the year in which the date of termination occurs, with such sum multiplied by three for Mr. Bordelon and by two for each of Messrs. Freyou, Guidry, Ridley and Zanco.
(c)	Upon a change in control, the ESOP will be terminated and the unallocated ESOP shares will first be used to repay the outstanding ESOP loan. Any remaining unallocated ESOP shares will then be allocated among ESOP participants on a pro rata basis based on account balances. Based on the December 31, 2015 closing price of $25.98 per share, the value of the remaining unallocated ESOP shares exceeds the remaining principal balance of the loan by approximately $6,507,000. The amounts shown represent each executive’s estimated share of such excess amount.
(d)	The amounts shown in the involuntary termination column represent the estimated cost of providing continued medical coverage to the executive for an assumed additional 36 months for Mr. Bordelon (12 months for Messrs. Freyou, Guidry, Ridley and Zanco), at no cost to the executives. The amounts shown in the change in control column represent the estimated cost of providing continued medical coverage to the executive for an additional 36 months for Mr. Bordelon (24 months for Messrs. Freyou, Guidry, Ridley and Zanco), at no cost to the executives. The estimated costs assume the current insurance premiums or costs increase by 10% each year, and the amounts have not been discounted to present value.
(e)	The amounts shown in the involuntary termination column represent the estimated cost of providing continued life, accidental death and long-term disability coverage to the executive for an assumed additional 36 months for Mr. Bordelon (12 months for Messrs. Freyou, Guidry, Ridley and Zanco), at no cost to the executives. The amounts shown in the change in control column represent the estimated cost of providing continued life, accidental death and long-term disability coverage to the executive for an additional 36 months for Mr. Bordelon (24 months for Messrs. Freyou, Guidry, Ridley and Zanco), at no cost to the executives. The estimated costs assume the current insurance premiums or costs increase by 10% each year, and the amounts have not been discounted to present value.
(f)	Represents the incremental increase in the present value of the benefits payable under the Company’s salary continuation agreements with Messrs. Bordelon and Guidry when compared to their vested early termination benefits. Under the salary continuation agreements, if the employment of Messrs. Bordelon and Guidry had terminated as of December 31, 2015 outside of a change in control for reasons other than death, disability or cause, their vested benefits under the salary termination agreements would provide them with annual benefits payable monthly for 10 years of $162,000 and $27,200, respectively, with the benefits starting after Mr. Bordelon reaches age 62 in 2017 and after Mr. Guidry reaches age 65 in 2027. If Messrs. Bordelon and Guidry remain employed until their respective normal retirement ages of 62 and 65, their normal retirement benefits would be $180,000 per year for Mr. Bordelon and $75,000 per year for Mr. Guidry, in each case payable for 10 years in monthly installments. If the employment of Messrs. Bordelon and Guidry had terminated as of December 31, 2015 in connection with a change in control, Mr. Bordelon would have received a change in control benefit of $180,000 per year for 10 years commencing September 1, 2017, and Mr. Guidry would have received a lump sum change in control benefit of approximately $149,335 in July 2016. In the event Mr. Bordelon’s employment had terminated due to disability as of December 31, 2015, his annual retirement benefit would have been approximately $180,000 for 10 years, commencing in 2017. Mr. Guidry’s disability benefit is the same as his early termination benefit. If Mr. Bordelon had died on December 31, 2015, his beneficiary would have received $30,000 a month for five years, commencing on April 1, 2016. If Mr. Guidry had died on December 31, 2015, his beneficiary would have received $75,000 per year for 10 years, with the benefits starting in April 2016.
(g)	Payments to Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax. The payments and benefits to Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco do not exceed the executive’s Section 280G threshold and have not been reduced. If the timing of the change in control permitted tax planning to be done, the Company believes that the amount of any cutbacks that may be triggered in the future could be reduced or even eliminated.
(h)	As of December 31, 2015, based on the closing price of $25.98 per share of our common stock on December 31, 2015, Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco held vested options with a cash value of approximately $2,317,000, zero, $727,000, $27,000 and $727,000, respectively.

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(i)	Represents the value of the unvested stock options held by Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco that had an exercise price below the December 31, 2015 closing price of $25.98 per share, based on the difference between the December 31, 2015 closing price and the per share exercise price of the unvested stock options. All unvested stock options will become fully vested upon an executive’s death or disability or upon a change in control.
(j)	Represents the value of the unvested restricted stock awards held by Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco based on the December 31, 2015 closing price of $25.98 per share. All unvested restricted stock awards will become fully vested upon an executive’s death or disability or upon a change in control.
(k)	Does not include the value of the vested benefits to be paid under our tax-qualified 401(k) plan and ESOP or under our salary continuation agreements. Also does not include earned but unpaid salary, accrued but unused vacation leave, reimbursable expenses and the value of the vested stock options set forth in Note (h) above.
(l)	If the employment of Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco had terminated at December 31, 2015 due to death, the executive’s beneficiaries or estate would have received life insurance proceeds of approximately $1.0 million, $500,000, $781,000, $500,000, and $892,000, respectively. The group life insurance coverage is based on three times the executive’s base salary, subject to a cap of $500,000. The Company also maintains a split dollar life insurance policy for the executives with the exception of Messrs. Freyou and Ridley that pays an additional amount over the group coverage based on five times base salary, up to a combined maximum of $1.0 million. If the employment of Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco had terminated due to disability, the executives would have received disability benefits of $10,800, $7,500, $7,500, $10,800, and $7,500, respectively, per month. Disability benefits are provided at the rate of 60% of base salary not to exceed $10,800 per month for Mr. Bordelon and Mr. Ridley, and $7,500 per month for Messrs. Guidry and Zanco, until the executive reaches his or her normal retirement age. In addition, Messrs. Bordelon, Freyou, Guidry, Ridley and Zanco’s unvested stock options and unvested restricted stock awards will become fully vested upon death or disability.

Related Party Transactions

Loans and Extensions of Credit. The Bank offers loans to its directors, officers and employees as well as members of their immediate families and others who are considered “related persons” under Item 404 of Regulation S-K of the SEC. Any loans by the Bank to related persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank. These loans did not involve more than the normal risk of collectibility or present other unfavorable features. These loans were performing according to their original terms at December 31, 2015. None of the Bank’s loans to any of its directors, executive officers, any of their immediate family members or to any related persons were non-accrual, past due, restructured or deemed potential problem loans at December 31, 2015.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as the Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

Review, Approval or Ratification of Transactions with Related Persons. Regulations of the Office of the Comptroller of the Currency require that if any director or executive officer has any interest in a matter to be considered by the Bank’s Board of Directors, he or she must fully disclose such interest, refrain from participating in the Board’s discussion of the matter and recuse him or herself from voting on the matter. The Bank and its directors and executive officers, adhere to the regulations of the Office of the Comptroller of the Currency in acting upon any matter in which a director or executive officer has a direct or indirect personal interest. Such matters may be approved by the Board provided that a majority of the non-interested directors conclude that the transaction is in the best interests of the Bank and consistent with all Federal regulations and the Bank’s policies. The Board’s minutes

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will reflect the interest of the subject director or executive officer and note that he or she did not participate in the discussion of, or vote on, the matter.

Compensation Committee Interlocks and Insider Participation

Messrs. Blanchet, Maraist, Judice and Mr. Hendry, who is Chairman of the Committee, serve as members of the Compensation Committee. None of the members of the Compensation Committee during 2015 was a current or former officer or employee of Home Bancorp or Home Bank. No member engaged in certain transactions with Home Bancorp or Home Bank required to be disclosed by regulations of the SEC. Additionally, there were no Compensation Committee “interlocks” during 2015, which generally means that no executive officer of Home Bancorp served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Home Bancorp.

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BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 21, 2016, the voting record date, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors of Home Bancorp, (c) the other named executive officers of Home Bancorp named in the Summary Compensation Table; and (d) all directors and executive officers of Home Bancorp as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 21, 2016(1)		Percent of Common Stock
EJF Capital, LLC
2107 Wilson Blvd, Suite 410
Arlington, VA 22201	694,885	(2)	9.6%

Home Bancorp Employee Stock Ownership Plan Trust
503 Kaliste Saloom Road
Lafayette, Louisiana 70508	674,686	(3)	9.3

FJ Capital Management, LLC
1313 Dolley Madison Blvd., Ste 306
McLean, VA 22101	645,262	(4)	8.9

Jacobs Asset Management, LLC
11 East 26th Street
New York, New York 10010	507,642	(5)	7.0

Directors:
Paul J. Blanchet, III	69,660	(6)(7)(8)	1.0
John W. Bordelon	272,848	(7)(9)	3.7
Richard J. Bourgeois	169,270	(7)(10)	2.3
John A. Hendry	162,660	(7)(8)(11)	2.2
Marc W. Judice	163,657	(7)(8)(12)	2.3
Michael P. Maraist	192,160	(7)(8)(13)	2.7

Other Named Executive Officers:
Jason P. Freyou	3,493	(7)(14)	*
Darren E. Guidry	87,550	(7)(15)	1.2
Scott A. Ridley	12,731	(7)(16)	*
Joseph B. Zanco	88,016	(7)(17)	1.2

All Directors and Executive Officers as a Group (10 persons)	1,222,045	(7)	16.2

* Represents less than 1.0%.

(1)	Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options or upon the vesting of restricted stock units (“RSUs”). Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(Footnotes continued on following page)

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(2)	EJF Capital LLC (“EJF Capital”) and its managing member, Emanuel J. Friedman, have shared voting power and shared dispositive power over 694,885 shares of Common Stock held by EJF Financial Services Fund, LP, of which EJF Financial Services GP, LLC is the general partner of EJF Financial Services Fund, LP. EJF Capital is the sole member of EJF Financial Services GP, LLC.

(3)	As of December 31, 2015, 219,415 shares held in the Home Bancorp Employee Stock Ownership Plan (“ESOP”) trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the plan trustee votes all allocated shares in accordance with the instructions of the participating employees. Any unallocated shares are generally required to be voted by the plan trustee in the same manner that the allocated shares have voted.

(4)	FJ Capital Management, LLC (“FJ Capital”) and its managing member, Martin S. Friedman, have shared voting power and shared dispositive power over 252,198 shares of Common Stock held by Financial Opportunity Fund LLC, of which FJ Capital is the managing member, and 66,596 shares owned by a managed account that FJ Capital manages. FJ Capital has shared voting power over 231,533 shares held by Bridge Equities III LLC, 41,276 shares held by Bridge Equities VIII LLC, 33,032 shares held by Bridge Equities IX and 20,627 shares held by Bridge Equities X as a result of FJ Capital’s position as sub-investment advisor. Andrew F. Jose, co-founder and managing partner of FJ Capital Management, LLC owns 186 shares of Common Stock individually. Martin Friedman owns 6,462 shares of Common Stock individually.

(5)	Jacobs Asset Management, LLC and its Managing Member, Mr. Sy Jacobs, have shared voting power and shared dispositive power over all shares, and JAM Managers, LLC has shared voting power and shared dispositive power over 313,850 shares of Common Stock.

(6)	12,000 shares are held jointly with spouse.

(7)	Includes stock options which have been granted to the director and officers under the Company’s Equity Plans and which are exercisable within 60 days of the voting record date, restricted shares held in the Company’s Recognition and Retention Plan Trust over which the directors and executive officers may provide voting instructions and RSUs vesting within 60 days of the voting record date as follows:

Name	Stock Options	Restricted Shares
Paul J. Blanchet, III	16,980	180
John W. Bordelon	159,900	660
Richard J. Bourgeois	9,930	180
John A. Hendry	-	180
Marc W. Judice	10,030	180
Michael P. Maraist	-	180
Jason P. Freyou	160	640
Darren E. Guidry	50,280	220
Scott A. Ridley	3,580	5,000
Joseph B. Zanco	50,360	320

All directors and executive officer as a group (10 persons)	301,220	7,740

Each Beneficial owner’s percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days of the voting record date have been exercised.

(8)	Does not include unallocated shares or shares allocated to the accounts of others and held in the Company’s 2009 Recognition and Retention Plan Trust, which shares are voted by the trustees, Messrs. Hendry, Blanchet, Judice and Maraist in their discretion.

(9)	Includes 10,000 shares held jointly with spouse, 49,338 shares held in the Home Bank’s Profit Sharing 401(k) Plan, 7,538 shares allocated to Mr. Bordelon’s account in the ESOP, over which Mr. Bordelon has voting power, and 3,000 shares held by Mr. Bordelon’s children. 36,500 shares directly owned by Mr. Bordelon are pledged to a loan with another financial institution.

(10)	Includes 25,000 shares held jointly with spouse, 14,345 shares owned by spouse, 10,655 shares held as custodian for spouse, 16,436 shares as custodian for reporting person and 25,000 shares held by Lafayette Investment Group, LLC.

(Footnotes continued on following page)

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(11)	Includes 25,000 shares held by spouse and 25,000 shares held jointly with spouse.

(12)	Includes 30,000 shares held by spouse and 6,500 shares held by Trust No. 2 Renee S. Judice, over which his spouse has voting power.

(13)	Includes 22,000 shares held as custodian for child under a UTMA account, 5,000 shares held jointly with spouse, 25,000 shares held by MPM Resources, LLC, 5,000 shares held by PSI of Louisiana, Inc., 10,000 shares held by Mesa Properties, LLC, 10,000 shares held by Maraist Properties, Inc. and 25,000 shares held by LF Maraist Partnership, LLC.

(14)	Includes 1,133 shares held in the Home Bank Profit Sharing 401(k) Plan, over which Mr. Freyou has voting power.

(15)	Includes 50 shares held as custodian for children under a UTMA account, 24,990 shares held in the Home Bank Profit Sharing 401(k) Plan and 5,788 shares allocated to Mr. Guidry’s account in the ESOP, over which Mr. Guidry has voting power.

(16)	Includes 951 shares allocated to Mr. Ridley’s account in the ESOP, over which Mr. Ridley has voting power.

(17)	Includes 11,799 shares held in the Home Bank Profit Sharing 401(k) Plan and 5,537 shares allocated to Mr. Zanco’s account in the ESOP, over which Mr. Zanco has voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of Home Bancorp’s common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. We know of no person who owns 10% or more of Home Bancorp’s common stock.

Other than as described below, based solely on our review of the copies of such forms furnished to us, or written representations from our officers and directors, we believe that during, and with respect to, the fiscal year ended December 31, 2015, our officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act of 1934. In April 2015, Jason P. Freyou, Executive Vice President and Chief Operations Officer, was late in filing one Form 4 with respect to one transaction, the grant of restricted shares and options.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL TWO)

The Audit Committee of the Board of Directors of Home Bancorp has appointed Porter Keadle Moore, LLC, an independent registered public accounting firm, to perform the audit of our financial statements for the year ending December 31, 2016, and further directed that the selection of auditors be submitted for ratification by the shareholders at the Annual Meeting.

We have been advised by Porter Keadle Moore, LLC that neither the firm nor any of its associates has any relationship with the Company or its subsidiary other than the usual relationship that exists between an independent registered public accounting firm and its clients. We do not anticipate that representatives of Porter Keadle Moore, LLC will attend the Annual Meeting.

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Audit Fees

The following table sets forth the aggregate fees paid by us to Porter Keadle Moore, LLC for professional services rendered by Porter Keadle Moore, LLC in connection with the audit of Home Bancorp's consolidated financial statements for fiscal 2015 and 2014, respectively, as well as the fees paid by us to Porter Keadle Moore, LLC for audit-related services, tax services and all other services rendered by Porter Keadle Moore, LLC to us during fiscal 2015 and 2014, respectively.

	Year Ended December 31,
	2015	2014
Audit fees (1)	$269,207	$247,628
Audit-related fees (2)	37,500	—
Tax fees	—	—
All other fees	—	—
Total	$306,707	$247,628

(1)	Includes professional services rendered for the audit of Home Bancorp’s annual consolidated financial statements including the audit of internal control over financial reporting and review of consolidated financial statements included in Forms 10-Q, including out-of-pocket expenses. Also, includes the audit of internal controls over financial reporting, the audit of supplementary information as required by U.S. Department of Housing and Urban Development’s (“HUD”) for the year ended December 31, 2015.
(2)	Includes professional service fees for the audit of the Company’s employee benefit plans for the year ended December 31, 2015 (including two employee benefit plans acquired and subsequently terminated), review of the related annual report on Form 110k, and the procedures required on the HUD’s Lender Electronic Assessment Portal (“Leap”) submission.

The Audit Committee selects our independent registered public accounting firm and pre-approves all audit services to be provided by it to Home Bancorp. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent registered public accounting firm in accordance with the Audit Committee's charter. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. The Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary.

Each new engagement of the Company's independent registered public accounting firm was approved in advance by the Audit Committee or its Chair, and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC's rules.

The Board of Directors recommends that you vote FOR the ratification of the appointment of

Porter Keadle Moore, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed Home Bancorp’s audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200 T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Home Bancorp’s Annual Report on Form 10-K for fiscal year ended December 31, 2015, for filing with the SEC.

Members of the Audit Committee

Paul J. Blanchet, III, Chairman
John A. Hendry
Marc W. Judice

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on the review and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Home Bancorp’s proxy statement.

Members of the Compensation Committee

John A. Hendry, Chairman
Paul J. Blanchet, III
Michael P. Maraist
Marc W. Judice

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholder Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of Home Bancorp relating to the next annual meeting of shareholders of Home Bancorp must be received at the principal executive offices of Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana, 70508, Attention: Richard J. Bourgeois, Corporate Secretary, no later than December 1, 2016. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals that are not submitted for inclusion in Home Bancorp’s proxy materials pursuant to Rule 14a-8 may be brought before an Annual Meeting pursuant to Article 9.D. of Home Bancorp’s Articles of Incorporation. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, our principal executive offices by December 1, 2016. The notice must include the information required by Article 9.D. of our Articles of Incorporation.

Shareholder Nominations. Our Articles of Incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or the Nominating Committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Articles of Incorporation. Written notice of a shareholder nomination generally must be communicated to the attention of the

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Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the release of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. For our Annual Meeting in 2017, this notice must be received by December 1, 2016. Each written notice of a shareholder nomination is required to set forth certain information specified in Article 6.F. of Home Bancorp’s Articles of Incorporation. We did not receive any shareholder nominations with respect to this Annual Meeting.

Other Shareholder Communications. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Board of Directors of Home Bancorp, Inc., c/o Richard J. Bourgeois, Corporate Secretary, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders on Form 10-K for the year ended December 31, 2015 accompanies this proxy statement. Such report is not part of the proxy solicitation materials.

Upon receipt of a written request we will furnish to any shareholder without charge a copy of the exhibits to our Annual Report on Form 10-K for fiscal 2015. Such written requests should be directed to Mr. Richard J. Bourgeois, Corporate Secretary, Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana 70508. The Form 10-K is not a part of the proxy solicitation materials.

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Home Bancorp. Home Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Home Bancorp’s common stock. In addition to solicitations by mail, directors, officers and employees of Home Bancorp also may solicit proxies personally or by telephone without additional compensation.

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Home HB Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees for a three-year term expiring in 2019 and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Michael P. Maraist	☐	☐	02 - Richard J. Bourgeois	☐	☐

	For	Against	Abstain
2. Proposal to ratify Porter Keadle Moore, LLC as the Company's independent public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

By signing below, you acknowledge receipt of the notice of the 2016 Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting. Please sign exactly as name(s) appears hereon. When shares are held jointly, only one holder needs to sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02B11B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Home Bancorp, Inc.

Proxy – Home Bancorp, Inc. - 2016 Annual Meeting of Shareholders

The Petroleum Club of Lafayette
111 Heymann Boulevard, Lafayette, LA
Proxy Solicited by Board of Directors for Annual Meeting – May 10, 2016

The Board of Directors, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Home Bancorp, Inc. to be held on Tuesday, May 10, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as specified by the stockholder. If you sign and return this card without specifying how it is to be voted, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

This Proxy may be revoked at any time before it is exercised.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)